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                                                                    Exhibit 16.1


Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously the appointed independent accountants for Just Toys, Inc. for the year ended December 31, 2000. We have not reported on the financial statements of Just Toys, Inc. as of or for the year ended December 31, 2000 or any other period. On March 28, 2001 we resigned as independent accountants of Just Toys, Inc. We have read Just Toys, Inc.'s statements included under Item 4 of its Form 8-K for March 28, 2001 and we agree with such statements.

                                                   McGladrey & Pullen, LLP

New York, New York
April 4, 2001